UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Watsco, Inc.

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Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, June 4, 2010

Time:	9:30 a.m., Eastern Daylight Time

Place:	University Club 1 West 54th Street New York, New York 10019

Purpose:	1. For the holders of our Common stock to elect one director and for the holders of our Class B common stock to elect two directors.

2. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our Common stock (NYSE: WSO) and/or our Class B common stock (NYSE Amex: WSOB) at the close of business on April 9, 2010.

Proxy Voting:	Whether or not you expect to be present, please sign and date the enclosed proxy card and return it in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By order of the Board of Directors,

BARRY S. LOGAN

Senior Vice President and Secretary

April 30, 2010

This is an important meeting, and all shareholders of record as of April 9, 2010 are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

NOTICE: This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner. Therefore, if your shares are held through a broker, bank or other nominee, your vote is especially important this year. Unless you vote your shares in one of the ways described in this proxy statement, your shares will not be voted in the election of directors.

*	To be voted on at the meeting

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 4, 2010

The Company’s 2009 Annual Report and this proxy statement are available at: www.watsco.com

You are receiving this proxy statement because, as of April 9, 2010, you owned shares of Watsco, Inc. common stock that entitle you to vote at our 2010 annual meeting of shareholders. Our Board of Directors, which we refer to as the Board, is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

This proxy statement and the enclosed form of proxy are first being mailed to holders of our Common stock and our Class B common stock on or about April 30, 2010. Shareholders should review the information contained in this proxy statement together with our 2009 Annual Report which accompanies this proxy statement.

In this proxy statement, we refer to Watsco, Inc. as Watsco, we, us, our and the Company.

Our Internet website and the information contained therein, other than material expressly referred to in this proxy statement, or connected thereto are not incorporated into this proxy statement.

INFORMATION ABOUT OUR ANNUAL MEETING

When and where is the annual meeting?

We will hold the annual shareholder meeting on Friday, June 4, 2010, at 9:30 a.m., Eastern Daylight Time at the University Club, 1 West 54th Street, New York, New York 10019.

Who can attend the annual meeting?

Only shareholders of record as of April 9, 2010 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you must bring a brokerage statement reflecting your share ownership as of the record date, a legal proxy from the broker to vote the shares that are held for your benefit and valid photo identification.

What is the purpose of the annual meeting?

Our 2010 annual meeting will be held for the following purposes:

1.	To vote on the election of directors as follows:

a.	for the holders of Common stock to elect Robert L. Berner III to serve as a director until our 2013 annual meeting of shareholders or, until his successor is duly elected and qualified; and

b.	for the holders of Class B common stock to elect Bob L. Moss and George P. Sape to serve as directors until our 2013 annual meeting of shareholders or, in each case, until their successors are duly elected and qualified.

2.	To vote on such other business, if any, as may properly come before the meeting.

In addition, senior management will discuss the performance of the Company and respond to your questions.

Who can vote?

The Board has set April 9, 2010 as the record date for the annual meeting. Holders of Watsco Common stock and/or Class B common stock at the close of business on the record date are entitled to vote their shares at the annual meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 28,062,690 shares of our Common stock outstanding (representing 34,385,340 shares issued less 6,322,650 shares held in treasury) and 4,333,489 shares of our Class B common stock outstanding (representing 4,381,752 shares issued less 48,263 shares held in treasury), all of which are entitled to be voted.

A list of shareholders will be available at our executive offices at 2665 South Bayshore Drive, Suite 901, Coconut Grove, Florida 33133 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

How do I vote?

Shareholders of Record

You are a shareholder of record if you are registered as a shareholder with our transfer agent, American Stock Transfer & Trust Company. To vote by mail, simply mark, sign and date your proxy card and return it in the enclosed envelope. To vote in person, attend our annual meeting, bring valid photo identification and deliver your completed proxy card in person.

Beneficial Shareholders

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent, referred to as a “nominee,” holds your shares. This is often called ownership in “street name,” since your name does not appear anywhere in our records. To vote by mail, simply mark, sign and date your proxy card, and return it in the enclosed envelope. To vote in person, attend our annual meeting, bring valid photo identification, bring a brokerage statement reflecting your share ownership as of the record date and obtain a legal proxy from your broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

How do I revoke my proxy and change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Secretary at our headquarters before the meeting, by delivering a duly executed proxy bearing a later date or by voting in person at the annual meeting. If you are a beneficial shareholder, you may change your vote by following the nominee’s procedures for revoking or changing your proxy.

What are the voting rights of Watsco shareholders?

Holders of our Common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval and to vote as a separate class to elect 25% of our directors (rounded up to the next whole number), which presently equates to three directors. Holders of our Class B common stock are entitled to 10 votes per share on each matter that is submitted to shareholders for approval and to vote as a separate class to elect 75% of our directors (rounded down to the next whole number), which presently equates to six directors.

Holders of our Common stock and our Class B common stock vote together as a single class on all matters except the election of directors or as otherwise provided by applicable law.

What are the voting recommendations of the Board?

The Board recommends that you vote FOR the election of each of the director nominees.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) “FOR” the election of the respective nominees for director named in this proxy statement and (b) in the discretion of the proxy holders listed on the proxy card, “FOR” or “AGAINST” all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

What are “broker non-votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the shareholder, and the firm does not have the authority to vote the shares at its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokerage firms have the authority to vote their customers’ shares on certain “routine” matters for which they do not receive voting instructions. Prior to 2010, an uncontested election of directors was considered a “routine” matter under NYSE rules. In 2009, the Securities and Exchange Commission (“SEC”) approved a proposal to amend the NYSE rules to eliminate discretionary voting by brokers in any election of directors. Accordingly, at this year’s annual meeting, if other matters are properly brought before the special meeting and are not considered “routine” under the applicable NYSE rules, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes.”

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of Common stock and Class B common stock representing a majority of the combined voting power of the outstanding shares of common stock as of the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 28,062,690 shares of Common stock outstanding and 4,333,489 shares of Class B common stock outstanding, all of which are entitled to be voted at the annual meeting.

As of the record date, our directors and executive officers and entities affiliated with these persons owned (i) Common stock representing 1.4% of the outstanding shares of Common stock and (ii) Class B common stock representing 92.0% of the outstanding shares of Class B common stock, together representing 56.4% of the aggregated combined votes of Common stock and Class B common stock entitled to be cast at the annual meeting. Such persons and entities represent a majority of the combined voting power of the outstanding shares of stock on the record date and thus constitute a quorum and have informed us that they intend to vote all of their shares of Common stock and Class B common stock in favor of all proposals set forth in the proxy statement.

If less than a majority of the combined voting power of the outstanding shares of Common stock and Class B common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

How many votes are needed for the proposals to pass?

For purposes of electing directors at the annual meeting, the nominees receiving the greatest numbers of votes of Common stock and Class B common stock, voting as separate classes to the extent they are entitled to vote on a nominee, shall be elected as directors. The affirmative vote of a majority of votes of Common stock and Class B common stock, in person or by proxy at the annual meeting and voting together as a single class, is required for any other matter that may be properly submitted to a vote of our shareholders.

A properly executed proxy marked “WITHHOLD VOTE” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, but it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

What is the effect of abstentions and broker non-votes?

Proxies received but marked “ABSTAIN” and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. Generally, abstentions and broker non-votes have the same effect as votes cast against proposals that require a majority or greater percentage of all outstanding shares entitled to vote, but they do not otherwise have any effect on any other proposals.

Who tabulates the votes?

Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Common stock and Class B common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone or in person. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation and Amended Bylaws provide that our Board shall consist of no fewer than three nor more than nine members, and that it shall be divided, as nearly as possible, into three equal divisions, each of which serves for a staggered three year term. Our Board had previously been composed of nine members, three of whom were Common stock directors, and six of whom were Class B common stock directors. However, following the passing in November 2009 of Mr. Frederick H. Joseph, who had served as a Class B common stock director, our Board has consisted of eight members, three of whom are Common stock directors and five of whom are Class B common stock directors. As of the date of this proxy statement, no person has been nominated to fill the vacancy caused by Mr. Joseph’s passing.

The three directors whose terms expire at the 2010 annual meeting of shareholders are Robert L. Berner III, Bob L. Moss and George P. Sape. Upon the recommendation of the Nominating & Strategy Committee, our Board has nominated Messrs. Berner, Moss and Sape for re-election at the 2010 annual meeting of shareholders, each of whom would serve for a three-year term expiring at the 2013 annual meeting of shareholders, and each has consented to serve if elected. Mr. Berner has been nominated as a director to be elected by the holders of Common stock, and Messrs. Moss and Sape have been nominated as directors to be elected by the holders of Class B common stock.

Our Board has determined that each director nominee qualifies as independent under applicable regulations and the categorical director independence standards adopted by our Board and set forth under “Director Independence” in this proxy statement.

Holders of our Common stock have previously elected Dr. Denise Dickins and Mr. Gary L. Tapella to serve as directors for terms expiring at the 2011 and 2012 annual meetings of shareholders, respectively. Holders of our Class B common stock have previously elected Messrs. Cesar L. Alvarez, Paul F. Manley and Albert H. Nahmad to serve as directors for terms expiring at the 2012, 2011 and 2012 annual meetings of shareholders, respectively.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, have an understanding of the interests and issues that are important to our shareholders and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other and each of their respective experiences, skills and qualities. While our directors make up a diverse group in terms of age, gender, ethnic background and professional experience, they together comprise a cohesive body in terms of Board process and collaboration.

Director Biographies and Qualifications

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appear below.

Albert H. Nahmad, 69, has served as our Chairman of the Board, President and Chief Executive Officer since December 1973. Mr. Nahmad is the general partner of Alna Capital Associates, LP, a New York limited partnership, which is one of our shareholders.

Mr. Nahmad was elected to the Board in December 1973 as founder. He is the Chair of the Nominating & Strategy Committee. He has 37 years of leadership experience as President and Chief Executive Officer and has broad knowledge of our Company and the HVAC/R industry.

Cesar L. Alvarez, 62, served as the Chief Executive Officer of the international law firm Greenberg Traurig, P.A. (“Greenberg”) from 1997 to 2010 and currently holds the position of Greenberg’s Executive Chairman.

Mr. Alvarez was elected to the Board in 1997 and is a member of the Nominating & Strategy Committee. The Board nominated Mr. Alvarez as a director because of his management experience as the current Executive Chairman and as former Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the country and abroad as well as his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies.

Mr. Alvarez also serves on the boards of directors of Mednax, Inc. and Fairholme Funds, Inc. Additionally, he also serves as Vice Chair of the John S. and James L. Knight Foundation and is the Chair of its audit committee and a member of its investment committee and nominating committee. Mr. Alvarez served as a director of Atlantis Plastics, Inc. from 1995 until 2008 and as a director of New River Pharmaceuticals, Inc. from 2004 until 2007.

Robert L. Berner III, 48, is Chairman of the U.S. Advisory Board at CVC Capital Partners, a leading global private equity firm dedicated to private equity. From 2007 to 2010, Mr. Berner was a Partner at CVC Capital Partners. From 2001 to 2007, Mr. Berner served as Managing Director of Ripplewood Holdings LLC where he oversaw investments in a number of industries. Prior to that, he was with Morgan Stanley for more than 10 years where he held various positions in the investment banking division.

Mr. Berner was elected to the Board in 2007 and is a member of the Nominating & Strategy Committee. The Board nominated Mr. Berner as a director because of his experience in private equity and investment banking, as well as his experience in governance matters through private company directorship experience.

Mr. Berner serves on the boards of directors of a number of private companies and charitable organizations.

Denise Dickins, 48, has been an Assistant Professor of Accounting and Auditing for East Carolina University since 2006. She was also an instructor for various accounting courses at Florida Atlantic University from 2002 to 2006. Prior to that, she was with Arthur Andersen LLP where she served in different capacities from 1983 to 2002, including Partner in Charge of the South Florida Audit Division. Dr. Dickins is a certified public accountant and certified internal auditor.

Dr. Dickins was elected to the Board in 2007 and is the Co-Chairperson of the Audit Committee. The Board nominated Dr. Dickins as a director because of her accomplished professional and academic experience in accounting and auditing as well as her other public company board experience, including experience with matters addressed by audit committees.

Dr. Dickins serves on the board of directors and the audit, compensation and nominating committees of TradeStation Group, Inc. She also serves on the board of directors and the audit, governance and nominating committees of Steiner Leisure Ltd.

Paul F. Manley, 73, has been retired since serving as Executive Director of the law firm of Holland & Knight from 1987 to 1991. From 1982 to 1987, Mr. Manley served as Vice President of Planning at Sensormatic Electronics Corporation. Prior to 1982, Mr. Manley served as the Managing Partner of the Miami office of Arthur Young & Company.

Mr. Manley was elected to the Board in 1984 and is the Co-Chairperson of the Audit Committee and Chair of the Compensation Committee. The Board nominated Mr. Manley as a director because of his past executive oversight and senior management experience as well as his financial expertise in accounting and auditing.

Bob L. Moss, 62, is President of Moss & Associates LLC., which is the seventh largest construction company in Florida and one of the top 100 building contractors in the nation. Mr. Moss previously served as chairman of the board and Chief Executive Officer of Centex Construction Group from 2000 to 2002, the largest domestic general building contractor in the nation.

Mr. Moss was elected to the Board in 1992 and is a member of the Compensation Committee. The Board nominated Mr. Moss as a director because of his years of executive oversight and senior management experience in the construction industry.

George P. Sape, 65, has been the Managing Partner of Epstein Becker and Green, P.C., a New York-based law firm, since 1986. Mr. Sape previously served as Vice President and General Counsel for Organizations Resources Counselors, Inc., a consulting services provider to a number of Fortune 500 companies and has served as counsel or as an advisor to various congressional committees related to labor, education and public welfare. Mr. Sape also serves on the board of the University of Colorado School of Business.

Mr. Sape was elected to the Board in 2003 and is a member of the Audit Committee and Nominating & Strategy Committee. The Board nominated Mr. Sape as a director because of his core management skills and experience as the managing partner of a large law firm, his prior experience in consulting for Fortune 500 companies as well as his experience in governance matters through private company directorships.

Gary L. Tapella, 66, has been an Industrial Partner with One Rock Capital Partners since 2009. Mr. Tapella was an Industrial Partner with Ripplewood Holdings, LLC since 2005, and, from 1991 to 2005, Mr. Tapella served as the Chief Executive Officer and President of Rheem Manufacturing Company (“Rheem”). He was also Rheem’s Chairman of the Board from 2002 to 2005. Mr. Tapella has served in various other capacities, including Chief Operating Officer and Vice President—International, during his 36 years at Rheem.

Mr. Tapella was elected to the Board in 2006 and is a member of the Nominating & Strategy Committee. The Board nominated Mr. Tapella as a director because of his years of executive oversight and operating management experience in the HVAC/R industry as well as his prior experience in governance matters through private company directorships.

Mr. Tapella is the former Chairman of the Air Conditioning, Heating and Refrigeration Institute and the Gas Appliance Manufacturers Association.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, the NYSE and NYSE Amex have adopted changes to their corporate governance and listing requirements. We have adopted the requirements of the Sarbanes-Oxley Act, NYSE, and NYSE Amex and SEC rules as they relate to us. Our Corporate Governance Guidelines are available on our website at www.watsco.com, under the caption “Corporate Governance Guidelines” within the Governance section. These materials may also be requested in print by writing to our Investor Relations Department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Coconut Grove, FL 33133.

Codes of Conduct

The Board has adopted codes of conduct that are designed to ensure that directors, officers and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose risk to the Company. We maintain an Employee Code of Business Ethics and Conduct that is applicable to all employees. Additionally, we maintain a Code of Conduct for Executives that is applicable to members of our Board, executive officers and senior operating and financial personnel, including provisions applicable to our senior financial officers consistent with the Sarbanes-Oxley Act of 2002. These codes require continued observance of high ethical standards such as honesty, integrity and compliance with the law in the conduct of our business. These codes are publicly available on our website at www.watsco.com, under the caption “Codes of Conduct” within the Governance section. We intend to post on our website amendments to or waivers from our Code of Conduct for Executives (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer or directors). There were no amendments or waivers from our Code of Conduct for Executives in 2009. Violations under either code of conduct must be reported to the Audit Committee. These materials may also be requested in print by writing to our Investor Relations Department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Coconut Grove, FL 33133.

BOARD OF DIRECTORS

Board Leadership Structure

Our Chief Executive Officer (“CEO”) and President, Albert H. Nahmad, also serves as the Chairman of the Board. The Board believes that this leadership model is appropriate for the following reasons:

•

our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. See “Corporate Governance Guidelines” and “Codes of Conduct” above;

•	our independent directors meet in regularly scheduled executive sessions led by a presiding lead director (alternating between two directors) without management present;

•	the combined roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy; and

•	the Board has demonstrated that it has functioned effectively and believes it will continue to function effectively with its current leadership structure and with Mr. Nahmad as its Chairman.

In order to mitigate any potential disadvantages of a combined CEO and Chairman of the Board, the Board has developed the role of a strong lead independent director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to uphold effective governance standards. Historically, two independent directors alternate annually in the role of presiding lead director over meetings of the independent directors. We recently revised our Corporate Governance Guidelines to formalize the role of the lead director. The position of the lead director is currently held by Paul F. Manley.

The presiding lead director has the following duties and responsibilities:

•	advise the Chairman as to an appropriate schedule of Board meetings;

•	review and provide the Chairman with input regarding the agendas for the Board meetings;

•	preside at all meetings at which the Chairman is not present including executive sessions of the non-management directors and apprise the Chairman of the issues considered;

•	be available for direct communication with the Company’s shareholders;

•	call meetings of the non-management directors when necessary or appropriate; and

•	perform such other duties as the Board may from time to time delegate.

In determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management, in addition to the effectiveness of the role of the independent lead director and the combined role of CEO and Chairman of the Board.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our Board’s mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team, which is charged with the conduct of our business, and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

Board Role in Risk Oversight

The Board carries out its role in the oversight of risk directly and through Board committees. The Board’s direct role includes the consideration of risk in the strategic and operating plans that are presented to the Board by management. Board committees carry out the Board’s oversight of risk as follows:

•

the Audit Committee oversees the integrity of the Company’s financial reporting process and internal control environment, legal and regulatory compliance, qualifications of our independent registered public accounting firm, performance of our internal audit function, financial and disclosure controls, adherence to the Company’s Codes of Conduct and makes determinations regarding significant transactions with related parties;

•

the Compensation Committee determines the compensation of our CEO, reviews the compensation of the other executive officers, administers benefit plans and policies with respect to our executive officers and considers whether any of those plans or policies create risks that are likely to have a material adverse effect on the Company; and

•

the Nominating & Strategy Committee is responsible for the selection and retention of Board members, the evaluation of directors and director nominees, the recommendation of director nominees and the remuneration of directors.

While our Board oversees our management of risk as outlined above, management is responsible for identifying and managing risks.

Director Independence

The Board has adopted independence guidelines for non-management directors to serve on the Board that comply with applicable NYSE and NYSE Amex rules. Each non-management director and director nominee satisfies the standards adopted. In determining that Mr. Alvarez was independent, the Board considered the legal services provided to us by Greenberg, a law firm for which Mr. Alvarez serves as Executive Chairman. See “Certain Relationships and Related Person Transactions.” Our independence guidelines are included in the Corporate Governance Guidelines, which are available on our website at www.watsco.com, under the caption “Corporate Governance Guidelines” within the Governance section.

Board Meetings

The Board took action by unanimous written consent three times and held seven meetings during 2009. Each of the directors attended 86% or more of the aggregate number of meetings of the Board and committees on which the director served in 2009. Our non-management directors meet at regularly scheduled executive sessions without management. The Board has designated either Messrs. Manley or Alvarez (on an alternating basis) as the presiding lead director for executive sessions of the non-management directors.

Our Corporate Governance Guidelines provide that all directors should make every effort to attend our shareholder meetings. All of our directors attended the 2009 annual meeting of shareholders.

Board Committees

The Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating & Strategy Committee. Only independent directors may serve on the Audit and Compensation Committees.

Audit Committee

During 2009, Messrs. Manley and Sape and Dr. Dickins were the members of the Audit Committee. All Audit Committee members are independent as required by applicable listing standards of the NYSE, NYSE Amex, Sarbanes-Oxley Act of 2002 and applicable SEC rules. The Audit Committee held eight meetings during 2009. All Audit Committee members possess the required level of financial literacy as defined in the Audit Committee charter, and Mr. Manley and Dr. Dickins, Co-Chairpersons of the Audit Committee, qualify as “audit committee financial experts” as defined by applicable SEC rules and regulations and meet the current standard of requisite financial management expertise as required by the NYSE, NYSE Amex and applicable SEC rules and regulations.

The Audit Committee’s functions include overseeing the integrity of our financial statements and internal control environment, our compliance with legal and regulatory requirements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our Board have established. In this oversight capacity, the Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by our internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls as required by section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

The Audit Committee operates under a formal charter that governs its duties and conduct. The charter is reviewed annually by the Audit Committee, and any recommended changes to the charter are submitted to the Board for its approval. A copy of the current Audit Committee charter is available on our website at www.watsco.com, under the caption “Committees” within the Governance section. The charter is also available in print to any shareholder who requests it in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Coconut Grove, FL 33133.

KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

The Audit Committee has adopted procedures for dealing with reported violations of our Employee Code of Business Ethics and Conduct and Code of Conduct for Executives to enable confidential and anonymous reporting of improper activities directly to the Audit Committee. See “Codes of Conduct” for additional information.

Please refer to the Report of the Audit Committee, which is set forth in this proxy statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2009.

Compensation Committee

During 2009, the members of the Compensation Committee were Messrs. Manley and Moss, and the Committee held six meetings. The Compensation Committee determines the compensation of our CEO, reviews the compensation of the other executive officers and reads and approves the Compensation Discussion and Analysis included in this proxy statement. It also administers with respect to our executive officers our Amended and Restated 2001 Incentive Compensation Plan (the “2001 Plan”) and Employee Stock Purchase Plan. Please refer to the Report of the Compensation Committee and Compensation Discussion and Analysis, which is set forth in this proxy statement, for a further description of our Compensation Committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to our Named Executive Officers for 2009.

The Compensation Committee operates under a formal charter that governs its duties and conduct. The charter is reviewed annually by the Compensation Committee, and any recommended changes to the charter are submitted to the Board for its approval. A copy of the current charter is available on our website at www.watsco.com, under the caption “Committees” within the Governance section. The charter is also available in print to any shareholder who requests it in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Coconut Grove, FL 33133.

Nominating & Strategy Committee

Messrs. Alvarez, Berner, Nahmad, Sape and Tapella are the members of the Nominating & Strategy Committee. We have elected to apply the exemption related to a controlled company provided by the NYSE and the NYSE Amex which allows a company that has more than 50% of the voting power held by an individual (Mr. Nahmad has a combined voting power of 53.6% as of the record date) to be exempted from complying with rules requiring that only independent directors comprise our Nominating & Strategy Committee or adopt a charter. The Nominating & Strategy Committee is responsible for (a) establishing procedures for the selection and retention of members of the Board, (b) evaluating Board nominees and members and (c) recommending nominees. The Nominating & Strategy Committee is responsible for reviewing at least annually the qualifications of directors and nominees, as well as the composition of the Board as a whole, in accordance with the Company’s corporate governance guidelines. While the Nominating & Strategy Committee has no specific minimum qualifications for director candidates, the Committee takes into account each individual’s background, as well as considerations of diversity, age, skills and experience in the context of the needs of the Board. The Nominating & Strategy Committee also considers whether, by significant accomplishment in his or her field, the director or nominee has demonstrated an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, as well as his or her reputation for honesty and ethical conduct in his or her personal and professional activities and independence from management. While the Company’s corporate governance guidelines do not prescribe specific diversity standards, as a matter of practice, the Board considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work.

Shareholders may make recommendations for director nominations by sending a letter to the Nominating & Strategy Committee, or may make a nomination by complying with the notice procedures set forth in our Amended Bylaws and in accordance with the procedures outlined under “Shareholder Communications” provided in this proxy statement. When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by shareholders, the Nominating & Strategy Committee considers relevant educational, business and industry experience and demonstrated character and judgment. Further information related to the Nominating & Strategy Committee is included in our Corporate Governance Guidelines.

The Nominating & Strategy Committee met at various times during 2009.

Director Compensation

We did not pay the directors a fee for Board meeting attendance during 2009. We reimburse directors for their expenses in connection with their activities as directors. The Nominating & Strategy Committee reviews directors’ remuneration and recommends to the Board any proposed changes to director remuneration. In connection with their roles as Audit Committee Co-Chairpersons, Mr. Manley and Dr. Dickins each received an annual fee of $40,500 in 2009 and were reimbursed for expenses associated with the performance of their Audit Committee duties. Mr. Manley received an annual fee of $9,000 for his role as Chairman of the Compensation Committee and was reimbursed for expenses associated with the performance of his duties. Our directors are eligible to receive stock options under our 2001 Plan at the discretion of our Compensation Committee, but no such awards were granted to our directors for the year ended December 31, 2009.

The following table sets forth the total compensation received by our non-management directors during 2009.

The non-management directors do not have any compensation associated with stock awards, non-equity incentive plans, non-qualified deferred compensation or any other compensation; therefore these columns are excluded from the following table.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Cesar L. Alvarez	—	—	—
Robert L. Berner III	—	—	—
Denise Dickins	$40,500	—	$40,500
Frederick H. Joseph (2)	—	—	—
Paul F. Manley	$49,500	—	$49,500
Bob L. Moss	—	—	—
George P. Sape	—	—	—
Gary L. Tapella	—	—	—

(1)	The following table sets forth the number of stock option awards outstanding for each non-management director as of December 31, 2009.

Name	Outstanding Option Awards
Cesar L. Alvarez	—
Robert L. Berner III	25,000
Denise Dickins	25,000
Frederick H. Joseph (2)	—
Paul F. Manley	21,750
Bob L. Moss	—
George P. Sape	20,000
Gary L. Tapella	25,000

(2)	Mr. Joseph passed away on November 27, 2009.

Certain Relationships and Related Person Transactions

We review, at least annually, all relationships and transactions in which the Company and our directors or executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We may use outside legal counsel to assist in such determination. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement. In addition, as set forth in the Audit Committee Charter, the Audit

Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. The following is a summary of certain agreements and transactions among related parties and us. It is our policy that any such agreements and transactions must be entered into in good faith and on fair and reasonable terms that are no less favorable to us than those that would be available to us in a comparable transaction in arms-length dealings with an unrelated third party. We believe that all agreements and transactions described below met that standard at the time they were effected and approved or ratified by the Audit Committee.

Mr. Alvarez, a director, is the Executive Chairman of Greenberg, which serves as one of our outside legal counsels and receives customary fees for legal services. During 2009, we paid this firm $49,000 for services performed. We currently anticipate that this arrangement will continue. Additionally, during 2009, we paid this firm $150,000 for services performed for one of the Company’s lenders.

Mr. Nahmad has a son currently employed with the Company on a part-time basis. For the year ended December 31, 2009, total compensation paid to Mr. Nahmad’s son was approximately $23,000.

Shareholder Communications

Communications with the Company and the Board

Shareholders may communicate with the Company through its Investor Relations Department by writing to Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Coconut Grove, FL 33133.

Shareholders interested in communicating with our Board can call (800) 4WATSCO in the United States and request to leave a message for the presiding lead director. You may also contact the presiding lead director by e-mail at presidingdirector@watsco.com or by going to our website at www.watsco.com, under the caption “Presiding Directors” within the Governance section. Regardless of the method you use, the presiding lead director will be able to view your unedited message. The presiding lead director will determine whether to relay your message to other members of the Board.

Shareholder Proposals for Next Year’s Annual Meeting

Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2011 annual meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Corporate Secretary no later than December 31, 2010. Any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no later than March 16, 2011, or such proposal will be considered untimely. If a shareholder proposal is received after March 16, 2011, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2011 annual meeting of the shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company. To our knowledge, based solely on our records and certain written representations received from our directors, officers and those persons who own greater than 10% of any class of our registered equity securities, for the year ended December 31, 2009, all applicable Section 16(a) filing requirements were complied with on a timely basis.

STOCK OWNERSHIP

The following table contains information regarding the beneficial ownership of our Common stock and Class B common stock for the following persons:

(i)	each shareholder known by us to beneficially own more than 5% of any class of our voting securities,

(ii)	each of our directors and director nominees,

(iii)	each executive officer named in the 2009 Summary Compensation Table in “Compensation Tables,” and

(iv)	all directors and named executive officers as a group.

The table also contains, in the final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for the election of directors and for such separate class votes as are required by Florida law. All information is as of the record date, April 9, 2010.

Name and Address of Beneficial Owners(1)	Common Stock Beneficially Owned(2)		Class B Common Stock Beneficially Owned(2)		Combined Percent of Voting Securities(2)
	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of any class of Common Stock:
BlackRock, Inc.(3)	3,568,084	12.7%	—	—	5.0%
Carrier Corporation(4)	2,985,685	10.6%	94,784	2.2%	5.5%
Capital World Investors(5)	1,496,135	5.3%	—	—	2.1%
Earnest Partners, LLC(6)	1,398,427	5.0%	—	—	2.0%
Alna Capital Associates, LP(7)	—	—	766,886	17.7%	10.7%

Directors and Named Executive Officers:
Albert H. Nahmad(8)	1,118	*	3,829,975	88.4%	53.6%
Barry S. Logan(9)	155,710	*	114,976	2.7%	1.8%
Ana M. Menendez(10)	96,210	*	20,000	*	*
Paul W. Johnston(11)	68,167	*	20,000	*	*
Bob L. Moss(12)	67,566	*	—	—	*
Cesar L. Alvarez(13)	55,313	*	—	—	*
Gary L. Tapella(14)	40,406	*	—	—	*
Robert L. Berner III(15)	26,000	*	—	—	*
Denise Dickins(16)	25,291	*	—	—	*
Paul F. Manley(17)	22,998	*	1,255	*	*
George P. Sape(18)	20,000	*	—	—	*
All directors, director nominees and named executive officers as a group (11 persons)(19)	578,779	2.0%	3,986,206	92.0%	56.4%

*	Less than 1%.
(1)	Unless otherwise indicated below, (a) the address of each of the beneficial owners identified is c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Coconut Grove, Florida 33133 and (b) each person or group has sole voting and investment power with respect to all such shares.
(2)	Percentages are based on 28,062,690 shares of Common stock and 4,333,489 shares of Class B common stock issued and outstanding as of the record date. The percentage for each individual shareholder additionally includes the number of shares of common stock that such beneficial owner may acquire within 60 days of the record date pursuant to the exercise, exchange or conversion of options or other rights. The number and percentage of shares beneficially owned is determined in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable rules of the SEC, although each named person and all directors and executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of, exchange, or conversion of options or other rights, and the Class B common stock is immediately convertible into Common stock on a one-for-one basis, the number of shares set forth opposite each shareholder’s name does not include shares of Common stock issuable upon conversion of our Class B common stock.
(3)	Based on Schedule 13G filed on January 8, 2010. The address of BlackRock, Inc., a parent holding company, is 40 East 52nd Street, New York, New York 10022.
(4)	Based on Schedule 13G filed on July 7, 2009. The address of Carrier Corporation, a wholly owned subsidiary of United Technologies Corporation, is One Carrier Place, Farmington, Connecticut 06034.
(5)	Based on Schedule 13G/A filed on January 8, 2010. Capital World Investors, an investment adviser, has sole dispositive power over 1,496,135 of such shares and sole voting power over 428,336 of such shares. The Income Fund of America, Inc., an investment company managed by Capital Research and Management Company who manages the equity assets for various investment companies through Capital World Investors is the beneficial owner of 1,067,799 of such shares. The address of Capital World Investors and The Income Fund of America, Inc. is 333 South Hope Street, Los Angeles, California 90071.
(6)	Based on Schedule 13G/A filed on January 11, 2010. The address of Earnest Partners, LLC, an investment adviser, is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309.
(7)	Alna Capital Associates, LP (“Alna Capital”) is a New York limited partnership of which Mr. Nahmad owns a 19.994% interest and is the sole general partner. The address of Alna Capital is 505 Park Avenue, 16th Floor, New York, New York 10022.
(8)	Includes shares indicated as beneficially owned by Alna Capital. See footnote (7) above. The number of shares of Common stock indicated are owned pursuant to the Watsco, Inc. Amended and Restated Profit Sharing Retirement Plan & Trust (“Profit Sharing Plan”). The number of shares of Class B common stock indicated consists of (i) 1,195,333 shares directly owned, (ii) 531,310 shares owned by trusts and (iii) 1,336,446 shares issued under Restricted Stock Agreements.
(9)	The number of shares of Common stock indicated consists of (i) 44,355 shares directly owned, (ii) 2,155 shares owned pursuant to the Profit Sharing Plan, (iii) 450 shares owned in an Individual Retirement Account (“IRA”) and (iv) 108,750 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 24,976 shares directly owned and (ii) 90,000 shares issued under Restricted Stock Agreements.
(10)	The number of shares of Common stock indicated consists of (i) 10,146 shares directly owned, (ii) 1,064 shares owned pursuant to the Profit Sharing Plan, (iii) 40,000 shares issued pursuant to Restricted Stock Agreements, (iv) 15,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 1991 Plan and (v) 30,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan. The number of shares of Class B common stock indicated consists of shares issued under a Restricted Stock Agreement.
(11)

The number of shares of Common stock indicated consists of (i) 200 shares directly owned, (ii) 467 shares owned pursuant to the Profit Sharing Plan, (iii) 37,500 shares issued pursuant to Restricted Stock Agreements and (iv) 30,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan. The number of shares of Class B common stock indicated consists of shares issued under a Restricted Stock Agreement.
(12)	The number of shares of Common stock indicated consists of (i) 61,766 shares directly owned, (ii) 1,800 shares owned in an IRA and (iii) 4,000 shares owned by Mr. Moss’s spouse. Mr. Moss disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein.
(13)	The number of shares of Common stock indicates shares directly owned.
(14)	The number of shares of Common stock indicated consists of (i) 5,468 shares directly owned, (ii) 2,235 shares owned by a trust he controls, (iii) 5,468 shares owned by Mr. Tapella’s spouse, (iv) 2,235 shares owned by a trust controlled by Mr. Tapella’s spouse and (v) 25,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan. Mr. Tapella disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein.
(15)	The number of shares of Common stock indicated consists of (i) 1,000 shares directly owned and (ii) 25,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan.
(16)	The number of shares of Common stock indicated consists of (i) 291 shares directly owned and (ii) 25,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan.
(17)	The number of shares of Common stock indicated consists of (i) 1,248 shares owned by a trust controlled by Mr. Manley and (ii) 21,750 shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan and held by a trust controlled by Mr. Manley. The number of shares of Class B common stock indicates shares owned by a trust controlled by Mr. Manley.
(18)	The number of shares of Common stock indicates shares issuable upon exercise of presently exercisable options granted pursuant to the 2001 Plan.
(19)	Includes shares beneficially owned by directors and named executive officers as described in footnotes (8)-(18).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2009 with respect to compensation plans (including individual compensation arrangements) under which any of our equity securities are authorized for issuance.

	Equity Compensation Plan Information(4)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	615,000	(1)	$33.19	1,346,095	(3)
Equity compensation plans not approved by security holders		(2)	—	—

Total	615,000		$33.19	1,346,095

(1)	Composed of 515,000 shares of Common stock and 100,000 shares of Class B common stock.
(2)	Does not include 103,750 shares of non-vested (restricted) Common stock, net of cancellations and 455,000 shares of non-vested (restricted) Class B common stock, net of cancellations granted to certain employees prior to the adoption of the Amended and Restated 2001 Incentive Compensation Plan.
(3)	Composed of 1,263,092 shares reserved for issuance under the Amended and Restated 2001 Incentive Compensation Plan and 83,003 shares reserved for issuance under the Third Amended and Restated 1996 Qualified Employee Stock Purchase Plan (“ESPP”). An aggregate of 10,917 shares of Common stock were purchased under the ESPP in 2009.
(4)	See Note 6 to the consolidated financial statements included in our 2009 Annual Report to Shareholders for additional information regarding share-based compensation and benefit plans.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position
Albert H. Nahmad	69	Chairman of the Board, President and Chief Executive Officer
Barry S. Logan	47	Senior Vice President and Secretary
Paul W. Johnston	57	Vice President
Ana M. Menendez	45	Chief Financial Officer and Treasurer

Biographical information for Mr. Nahmad can be found in the section entitled “Proposal No. 1—Election of Directors.”

Barry S. Logan, 47, has served as our Senior Vice President and Secretary since November 2003 and as Secretary since 1997. Mr. Logan served as Vice President—Finance and Chief Financial Officer from 1997 to October 2003, as Treasurer from 1996 to 1998 and in other capacities beginning in 1992. Mr. Logan is a certified public accountant.

Paul W. Johnston, 57, has served as our Vice President since March 2008 and as Head of Business Development since 2002. From 1984 to 2002, Mr. Johnston served in various strategy and marketing positions, including Vice President of Distribution for Carrier Corporation, a unit of United Technologies Corporation.

Ana M. Menendez, 45, has served as our Chief Financial Officer and Treasurer since November 2003, as Treasurer since 1998 and as Assistant Secretary since 1999. Ms. Menendez is a certified public accountant.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is provided by the following independent directors, who comprise the Compensation Committee:

COMPENSATION COMMITTEE

Paul F. Manley, Chairman

Bob L. Moss

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2009 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to SEC regulations.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The objectives of our compensation program are to (1) attract, motivate, develop and retain leaders who will drive long-term shareholder value and (2) deliver competitive total compensation upon achievement of our performance goals. We want our executives to balance the risks and related opportunities inherent in our industry and in the performance of their duties and share in the upside opportunity and the downside risks of actual performance.

Our executive team is led by our Chief Executive Officer (“CEO”) and our other named executive officers (“NEOs”) who are our Senior Vice President (“SVP”), Vice President (“VP”) and Chief Financial Officer (“CFO”). In addition to the CEO and the NEOs, we consider our subsidiary presidents to be an integral part of our success. While the discussion below references our NEOs, these policies are generally applicable to our subsidiary presidents.

Named Executive Officers

In this Compensation Discussion and Analysis, we describe the material components of our executive compensation program for our NEOs:

Name	Title
Albert H. Nahmad	Chairman of the Board, President and Chief Executive Officer
Barry S. Logan	Senior Vice President and Secretary
Paul W. Johnston	Vice President
Ana M. Menendez	Chief Financial Officer and Treasurer

Annual compensation decisions relating to the NEOs are the responsibility of the Compensation Committee (the “Committee”), whereas our CEO determines the compensation of our subsidiary presidents.

Oversight of Executive Compensation Program

The Board has delegated to the Committee its responsibility for determining compensation (short, intermediate and long-term) for the NEOs.

The Committee consists of two independent directors appointed by our Board. Each member is an independent director, consistent with applicable rules and regulations of the SEC, NYSE and NYSE Amex.

The responsibilities of the Committee, as stated in its charter, include the following:

•	to fairly and justly determine short, intermediate and long-term compensation for the NEOs;

•	to constantly re-evaluate compensation practices to assure the fairness, relevance, support of the strategic goals of the Company and contribution to the creation of long-term shareholder value;

•

to consider the relevant mix of compensation based upon three components – base salary, annual or intermediate incentives and long-term compensation, with each component intended to be an important piece of the overall compensation package; and

•

to develop a compensation plan that allocates a significant portion of the executives’ total compensation through incentives and other forms of longer-term compensation linked to Company performance and the creation of shareholder value, including share-based awards and programs.

The Committee is responsible each year to:

•

by March 30, determine with the CEO his base salary and incentive compensation for that year and in such a manner that will qualify for the performance-based exception under Section 162(m) of the Internal Revenue Code of 1986, as amended;

•	review and approve, in advance, any changes to the compensation of the SVP, VP and CFO;

•	review and discuss with management the disclosures made in the Compensation Discussion and Analysis prior to the filing of our proxy statement for the annual meeting of shareholders; and

•	document a performance evaluation to ensure the Committee has performed all items required under its Charter.

Compensation Philosophy

The following key attributes are considered in the design and implementation of total compensation:

-	Performance based – a significant portion of annual compensation is linked to performance and is tied to the overall performance of the Company, operating subsidiary and individual results;

-	Shareholder alignment – compensation programs are designed to maximize shareholder value. Share-based awards are closely aligned with the long-term interests of our shareholders.

-	Sharing of risk – variable compensation represents the greatest portion of the named executive officers’ compensation and provides both an upside and risk based on actual performance-based achievements. For the NEO’s, total variable compensation represented 69% of their compensation in 2009.

-	Competitiveness – pay levels are determined from an assessment of internal pay, external market competitiveness and an evaluation of the amount of total compensation to the amount of total shareholder value creation.

-	Balance of short-term and long-term objectives – the sustained success of the Company requires a balance, creating value in both short-term and long-term time horizons. For the NEOs, short-term incentives represented 2% of variable compensation, and long-term incentives represented 98% of variable compensation in 2009.

-	Compliance – our compensation plans are designed to be fully compliant with all legal and regulatory requirements.

Financial and Non-Financial Metrics Used in Compensation Programs

Several key financial metrics are considered in measuring performance for executive compensation as follows:

Earnings per Share

To ensure that compensation is proportional to the return on investment earned by shareholders, we use earnings per share (“EPS”) as one of the metrics to determine incentive compensation for our CEO. EPS is generally defined as the sum of our annual distributed earnings to common shareholders and undistributed earnings allocated to common shareholders divided by the weighted-average number of shares outstanding during that year.

Common Stock Price

As is the case with EPS, we also look at the closing market price for our Common stock as a means to ensure compensation is proportional to the return on investment earned by shareholders. Incentive compensation for our CEO takes into account the change in the price of our Common stock from year to year.

For our CEO, no incentive compensation is earned unless one of the two metrics above has increased for the year in which the incentive compensation is being determined.

Subsidiary Earnings Before Interest and Income Taxes (“EBIT”) Performance

The leadership of our operating subsidiaries is instrumental to the performance of the Company, and sustained earnings growth is the key measurement to determine incentive compensation of our business unit leaders. Growth of EBIT from year to year forms the primary basis for incentive compensation earned by each subsidiary president. When measuring EBIT performance, EBIT is defined as earnings before interest and income taxes for the particular business unit, inclusive of the incentive compensation. Generally, there is no incentive compensation paid to a subsidiary president unless there is meaningful growth in the EBIT of his or her subsidiary from year to year.

Cash Flow Index

Long-term generation of positive cash flow from operations is also a key financial metric for us. Each subsidiary president’s incentive compensation, if any, may be modified by a “cash flow index” factor, which is determined by dividing the subsidiary’s cash flow from operations by its net income.

Health and Safety Performance

Maintenance of a safe work environment for our employees and customers is expected at all times. Implementation of wellness programs for the benefit of our employees is also considered important. Improvements achieved year to year pertaining to specific health and safety metrics may be rewarded as additional paid incentives to our subsidiary presidents.

Discretionary Bonuses

Discretionary bonuses are also considered from time to time based on individual achievements and/or on qualitative criteria. For our NEOs, the Committee considers the relative merits and approves such amounts prior to payment.

Review of Named Executive Officers and Subsidiary Presidents Performance

Annually, the Committee provides a report to our Board, including the results of the Committee’s self-assessment of the effectiveness of its activities.

The Committee reviews, on an annual basis, each compensation element for each of our NEOs. In each case, the Committee takes into account the scope of responsibilities and experience, and balances these against competitive salary levels. The Committee has the opportunity to meet with the executive officers at various times during the year, which allows the Committee to form its own assessment of each individual’s performance.

Each year the subsidiary presidents’ contributions and performance in the prior calendar year, strengths, weaknesses, development plans and succession potential are evaluated and a new incentive program is reviewed and approved by the CEO.

Elements of Compensation

Our compensation programs are based on three components: base salary, annual cash incentives and long-term, share-based compensation, each of which is intended as an important piece of the overall compensation:

Base Salary

Base salary is used to attract and retain our executives and is determined considering primarily the seniority of the individual, the functional role of the position, the level of the individual’s responsibility and the ability to replace the individual. Salaries for the NEOs are reviewed by the Committee on an annual basis. Salaries for the subsidiary presidents are reviewed annually by the CEO. In addition, competitive market practices are considered with respect to the salaries. Changes to base salaries, if any, are driven primarily by individual performance. The salaries paid to the NEOs during 2009 are shown in the Summary Compensation Table presented in this proxy statement.

Annual Cash Incentives

Annual cash incentives are a significant component of executive compensation, reflecting our belief that management’s contribution to long-term shareholder returns (via increasing stock prices and dividends) comes from maximizing earnings and the potential of the Company.

No cash incentives were paid to the NEOs for the 2009 fiscal year.

Long-Term Share-Based Compensation

We have historically granted two types of long-term, share-based compensation: (1) non-qualified stock options and (2) awards of non-vested (restricted) stock. Grants are made to retain executives and motivate them to successfully enhance shareholder value.

Stock Options

Stock options provide executives with an opportunity to purchase our Common stock at a price determined on the grant date regardless of future market price. As of December 31, 2009, we maintained two share-based compensation plans. The 2001 Plan provides a broad variety of share-based compensation alternatives. This is a broad based plan that had a total of 169 participants as of December 31, 2009. To date, awards under the 2001 Plan consist of non-qualified stock options and non-vested (restricted) stock. We also maintain the 1991 Plan, which expired during 2001. Only non-qualified stock options are currently outstanding under the 1991 Plan, and no further awards may be granted under the 1991 Plan.

Options under the 2001 Plan and the 1991 Plan vest over two to five years of service. Vesting may be accelerated in certain circumstances prior to the original vesting date. There is a limited term in which the optionee can exercise stock options, known as the option term. Options under the 2001 Plan have an option term of five to ten years. Options under the 1991 Plan have a term of ten years. As discussed above, a stock option becomes valuable only if our Common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest”; therefore, these options provide an incentive for the holders to remain employed by us.

No stock options were granted to the NEOs during 2009.

Non-Vested (Restricted) Stock

Awards of non-vested (restricted) stock are designed to focus on the long-term performance of the Company for the duration of an executive’s career and are subject to forfeiture until certain specified events occur (generally, retirement age, death, disability or a change in control). These features enhance our ability to retain, throughout their entire careers, those individuals who are key to the creation of shareholder value. Shares of non-vested (restricted) stock are shares of our Common stock which may not be sold or disposed of, and which may be forfeited in the event of termination of employment, prior to the end of a restricted period. A participant granted non-vested (restricted) stock generally has all of the rights of a shareholder of the Company, including the right to vote and the right to receive dividends. Awards of non-vested (restricted) stock are granted at no cost to the employee.

The grant date fair value of the non-vested (restricted) stock awarded to the NEOs during 2009 is shown in the 2009 Grants of Plan-Based Awards Table presented in this proxy statement.

Authorization of Share-Based Awards

The Committee approves the grant of share-based compensation to the CEO. The Committee has delegated to the CEO the authority to grant options and make awards of shares under our stock plans to all other employees. The amounts granted to employees vary each year and are based on the discretion of the Committee in the case of the CEO and the discretion of the CEO in the case of all other employees.

Additional long-term incentive compensation information related to the NEOs is included in the Summary Compensation Table, the 2009 Grants of Plan Based Awards Table and the Outstanding Equity Awards as of December 31, 2009 Table presented in this proxy statement.

Other than in connection with the CEO’s annual incentive opportunity, as discussed below, we do not have a formal policy or timetable for the granting of share-based compensation. Generally, we consider grants annually, during performance reviews or upon hiring. The exercise price for each award is the closing market value of our Common stock on the date of grant.

Chief Executive Officer

Each year, our CEO, Mr. Nahmad, has an annual incentive opportunity based upon the increase, if any, in EPS and stock price of the Company. Effective January 1, 2009, we amended and renewed, and the Committee subsequently approved, an amendment to our employment agreement with Mr. Nahmad, dated January 31, 1996 (the “CEO Agreement”). Under the terms of the CEO Agreement, Mr. Nahmad may earn this annual incentive award pursuant to and under the 2001 Plan. Mr. Nahmad must be employed for the entire year to be entitled to his annual incentive award for such year, unless the Committee otherwise specifically determines that such amounts are to be paid. The Committee and Mr. Nahmad mutually agree, within the first 90 days of the calendar year, on the metrics to be used in determining performance-based compensation for the applicable year. Such metrics are administered by the Committee and documented in the form of an amendment to the CEO Agreement, which is filed with the SEC.

For 2009, the CEO’s incentive compensation was determined using the following formula:

A.	Earnings Per Share	Annual Incentive Compensation for CEO
	For each $.01 increase	$65,250

B.	Increase in Common Stock Price
	(i) If the closing price of a share of Common stock on 12/31/09 failed to exceed $38.40	$0
	(ii) If the closing price of a share of Common stock on 12/31/09 exceeded $38.40 but did not equal or exceed $44.15, for each $0.01 increase in per share price of a share of Common stock above $38.40	$1,200
	(iii) If the closing price of a share of Common stock on 12/31/09 equaled or exceeded $44.15, for each $0.01 increase in per share price of a share of Common stock above $38.40	$1,800

For 2009, the CEO’s incentive compensation had two components: (1) cash compensation limited to $5,000,000 and (2) any amount earned in excess of $5,000,000 payable with non-vested (restricted) Class B common stock. The number of non-vested (restricted) shares potentially issued was based on: (i) the amount by which the incentive compensation earned exceeded $5,000,000 multiplied by a factor of two; divided by (ii) the closing price for the Class B common stock of the Company on the NYSE Amex as of the close of trading on December 31, 2009. Non-vested (restricted) shares earned, if any, vest in their entirety on October 15, 2018.

For 2009, based on the change in the closing price of our Common stock, Mr. Nahmad was entitled to receive $1,904,400 in cash incentive compensation. Due to the current business and economic environment, Mr. Nahmad and the Committee modified the CEO Agreement to issue Mr. Nahmad shares of non-vested (restricted) Class B common stock in accordance with the formula described above in lieu of such cash compensation. Therefore, the number of shares of Class B common stock issued to Mr. Nahmad was calculated based on incentive compensation of $3,808,800 (i.e. two-times the cash amount to which Mr. Nahmad was otherwise entitled). In total, we issued to Mr. Nahmad 76,635 shares of non-vested (restricted) Class B common stock, which vest in their entirety on October 15, 2018, plus $40 in cash.

Senior Vice President, Vice President and Chief Financial Officer

Annual incentives to the SVP, VP and CFO are intended to reward individual performance during the year and therefore may vary considerably from year to year. Because they are not directly responsible for the financial performance of any of our subsidiaries, our CEO determines cash bonuses for our SVP, VP and CFO based on their general responsibilities, and the CEO’s determination is submitted to the Committee for its approval. Some of the factors considered when determining these bonuses include, but are not limited to, the overall financial performance of the Company, the performance of the department or function that each executive leads and an assessment of each executive’s performance against expectations. There were no bonuses paid during 2009 for the SVP, VP and CFO.

Section 162(m) Limitations

The Committee structures compensation programs for the CEO so as to link the achievement of key performance objectives to the appreciation in the price of the Company’s stock. We intend for the variable compensation paid to the CEO to be performance based within the meaning of Section 162(m) of the Internal Revenue Code so as to be tax deductible by the Company, which benefits our shareholders. In order to be performance based, the compensation must be paid pursuant to a shareholder approved plan and must be based upon the attainment of objective performance criteria that are set forth in that plan. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy and in rewarding superior performance. Accordingly, although the Committee generally intends to avoid the loss of a tax deduction due to Section 162(m), it reserves the right to pay amounts that are not deductible in appropriate circumstances. In determining variable compensation programs, we consider other tax and accounting implications of particular forms of compensation; however, the forms of compensation utilized are determined primarily by their effectiveness in providing maximum alignment with key strategic objectives and the interest of our shareholders.

Other Executive Benefits and Programs

A limited number of other executive benefits and programs are available to our NEOs. We offer these benefits and programs as part of the total compensation package which is reviewed periodically by the Committee. The Committee most recently reviewed such benefits in 2009. A list of specific benefits is noted below:

Employee Stock Purchase Plan

A broad-based employee stock purchase plan is maintained to enable eligible employees to purchase our stock at a discounted rate, thereby keeping our employees’ interests aligned with the interests of our shareholders. Executives (other than our CEO) may participate in this plan on the same basis as all other eligible employees. After ninety days of employment, eligible employees may elect to contribute through payroll deductions or lump sum contributions up to $25,000 in one calendar year based on calculating the fair market value at the beginning of the purchase period, as defined. Shares are purchased at a 5% discount to the closing share price of our Common stock at specified times subject to certain restrictions.

Health and Welfare Benefits

We offer a variety of health and welfare programs to all eligible employees. Executives generally are eligible for the same benefit programs on the same basis as the rest of our employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, vision, and life, accidental death and disability insurance.

Company Airplane

Pursuant to his employment agreement, Mr. Nahmad has limited access to our corporate aircraft for personal use, and the value of such use is included in his annual compensation. We review the aircraft flight logs and categorize the flights into business and non-business related flights to determine Mr. Nahmad’s personal use of the aircraft. The value of the personal use of the Company aircraft is determined following Internal Revenue Service (“IRS”) guidelines.

Pension Plans

While we do not provide a defined benefit pension plan or supplemental executive retirement plan, we provide to all of our eligible employees a profit sharing retirement plan that is qualified under Section 401(k) of the Internal Revenue Code. Under the plan, we may make matching contributions in our discretion, which may be in the form of our Common stock or cash. For 2009, we elected to match 50% of each participant’s contributions up to a maximum 0.75% of such participant’s compensation (as defined under the plan) in the form of our Common stock.

Other Compensation

We provide our NEOs with other benefits reflected in the All Other Compensation column in the Summary Compensation Table presented in this proxy statement that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small amount of each NEOs total compensation.

Severance Plan

We do not have severance agreements with any of our NEOs.

Employment Agreements

Except for Mr. Nahmad’s agreement discussed in the Executive Compensation section of this proxy statement, there are no other employment agreements with any of the other NEOs.

Acceleration of Vesting; Change in Control

Under the 2001 Plan and 1991 Plan, the Committee or the Board may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement, vesting shall occur automatically in the case of a “change in control” of the Company. Except in the case of our CEO, a “change in control” generally means (a) approval by shareholders of any reorganization, merger or consolidation or other transaction or series of transactions if persons who were shareholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding, voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless the reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned), (b) a change in the composition of the Board such that the persons constituting the current Board, and subsequent directors approved by the current Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board, or (c) the acquisition (other than from the Company) by any person or group of people of more than 50% (a “Controlling Interest”) of the outstanding shares or combined voting power of the Company’s stock or outstanding securities entitled to vote generally in the election of directors (other than acquisitions by the Company or its subsidiaries, any person who owns a Controlling Interest on the effective date of the 2001 Plan, or any employee benefit plan of the Company or its subsidiaries).

In the case of our CEO, a “change in control” means (a) the acquisition by any person, entity or group of beneficial ownership or 20% or more of the outstanding shares of any class of common stock entitled to vote in the election of any directors of the Company; provided, however, that the acquisition of any shares owned by or for the benefit of the CEO or the CEO’s spouse or descendants shall not be taken into account for this purpose; or (b) the election to the Board of the Company, without the recommendation or approval of the incumbent Board of the Company, of directors constituting a majority of the number of directors of the Company then in office; or (c) approval by shareholders of (i) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, (ii) a liquidation or dissolution of the Company or (iii) the sale of all or substantially all of the assets of the Company.

Indemnification Agreements

We do not have indemnification agreements with any of our NEOs.

COMPENSATION TABLES

2009 Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for services rendered for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total Compensation ($)
Albert H. Nahmad (4) Chief Executive Officer	2009	$990,000	—	$3,808,760	$40	$63,042	$4,861,842
	2008	$1,100,000	—	—	—	$54,396	$1,154,396
	2007	$998,000	—	—	—	$63,032	$1,061,032

Barry S. Logan (5) Senior Vice President	2009	$337,625	—	—	—	$1,838	$339,463
	2008	$365,000	—	$430,400	—	$3,450	$798,850
	2007	$365,000	—	$525,700	—	$3,375	$894,075

Paul W. Johnston (6) Vice President	2009	$231,250	—	—	—	$1,808	$233,058
	2008	$250,000	—	$215,200	—	$3,450	$468,650
	2007	$234,492	$125,000	$535,300	—	$3,375	$898,167

Ana M. Menendez (5) Chief Financial Officer	2009	$185,000	—	—	—	$1,446	$186,446
	2008	$200,000	—	$215,200	—	$3,000	$418,200
	2007	$191,178	$80,000	—	—	$3,375	$274,553

(1)	Each of the NEOs contributed a portion of their salary to our Profit Sharing Plan.
(2)	The amounts in this column represent the grant date fair value of the non-vested (restricted) stock awards computed in accordance with FASB ASC Topic 718. This amount of share-based compensation expense will be recognized over the relevant vesting period by the Company. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 6 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2009 Annual Report on Form 10-K. For further information on the CEO’s incentive plan, see discussion in the Compensation Discussion and Analysis section of this proxy statement.
(3)	This award, the terms of which are discussed in the Compensation Discussion and Analysis section of this proxy statement, were earned in the year reported.
(4)	For Mr. Nahmad, all other compensation in 2009 includes (i) $51,832 related to use of our aircraft pursuant to his employment agreement; (ii) $9,372 related to health insurance benefits paid and (iii) $1,838 related to the Profit Sharing Plan matching contribution. The value of the personal use of the Company aircraft is based on IRS guidelines.
(5)	For Mr. Logan and Ms. Menendez, all other compensation in 2009 is related to the Profit Sharing Plan matching contribution.
(6)	Mr. Johnston was not a NEO for 2007. All other compensation in 2009 is related to the Profit Sharing Plan matching contribution.

2009 Grants of Plan-Based Awards

This table discloses the number of non-vested (restricted) stock awards granted to our NEOs during 2009 and the grant date fair value of these awards. No options to purchase shares of Common stock were granted to our NEOs during 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)
Albert H. Nahmad	12/31/09	$0	$0	(1)	0	76,635	(1)	76,635	$3,808,760

(1)	As described earlier in this proxy statement, Mr. Nahmad has an annual incentive opportunity based upon the increase in EPS and stock price of the Company.
(2)	Amount shown is based on the number of non-vested (restricted) shares granted in the previous year. For further information on the CEO’s incentive plan, see discussion in the Compensation Discussion and Analysis section of this proxy statement.
(3)	Amount shown represents the number of non-vested (restricted) shares of Class B common stock granted in 2009.
(4)	The grant date fair value of the non-vested (restricted) stock awards represents the total amount of share-based compensation expense that we will recognize over the relevant vesting period.

Outstanding Equity Awards as of December 31, 2009

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2009 for the NEOs. The table also shows non-vested (restricted) stock awards outstanding as of December 31, 2009.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Albert H. Nahmad (2)	100,000	—	$11.30	9/24/2011	—	—
	—	—	—	—	1,336,446	$66,421,366

Barry S. Logan (3)	—	—	—	—	178,750	$8,805,575

Paul W. Johnston (4)	10,000	—	$17.09	6/17/2012	—	—
	20,000	—	$16.44	7/22/2013	—	—
	—	—	—	—	37,500	$1,836,750

Ana M. Menendez (5)	15,000	—	$9.63	11/03/2010	—	—
	15,000	—	$12.95	11/03/2011
	15,000	—	$21.95	11/03/2013	—	—
	—	—	—	—	40,000	$1,959,200

(1)	Based on the respective closing market price of our Common and Class B common stock on December 31, 2009.
(2)	All of Mr. Nahmad’s awards represent non-qualified options or stock awards as to shares of Class B common stock. The option award expiring in 2011 was granted under the 2001 Plan. All of Mr. Nahmad’s option awards are fully vested as of December 31, 2009. Mr. Nahmad’s stock awards will vest upon the earlier of October 15, 2018 or his death or disability.
(3)	Mr. Logan’s stock awards represent 108,750 as to shares of Common stock and 70,000 as to shares of Class B common stock. Mr. Logan’s stock awards will vest upon the earlier of December 14, 2024, when he reaches retirement age, or his death or disability.
(4)	All of Mr. Johnston’s awards represent non-qualified options or stock awards as to shares of Common stock. All option awards were granted under the 2001 Plan. All of Mr. Johnston’s option awards are fully vested as of December 31, 2009. Mr. Johnston’s stock awards will vest upon the earlier of May 22, 2014, when he reaches retirement age, or his death or disability.
(5)	All of Ms. Menendez’s awards represent non-qualified options or stock awards as to shares of Common stock. The option award expiring in 2010 was granted under the 1991 Plan. The option awards expiring in 2011 and 2013 were granted under the 2001 Plan. All of Ms. Menendez’s option awards are fully vested as of December 31, 2009. Ms. Menendez’s stock awards will vest upon the earlier of December 2, 2026, when she reaches retirement age, or her death or disability.

2009 Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised during 2009 for the NEOs. No stock awards vested during 2009 for the NEOs, therefore these columns are excluded from the following table.

Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
Albert H. Nahmad	400,000	$13,547,500
Barry S. Logan	87,500	$3,267,594
Paul W. Johnston	—	—
Ana M. Menendez	10,000	$425,000

(1)	Calculated based on the difference between the market price on the date of exercise and the exercise price of the option.

Potential Payments Upon Termination or Change of Control

There are no potential payments upon termination or change of control agreements with any of our NEOs. However, as discussed earlier in this proxy statement, the CEO’s share-based compensation agreements have provisions that provide for accelerated vesting due to a change in control. In the event that vesting is accelerated under these agreements, any unrecognized share-based compensation expense would be immediately recognized. At December 31, 2009, there was approximately $25,000,000 of unrecognized share-based compensation expense for shares of non-vested (restricted) stock related to awards granted to our CEO. See “Acceleration of Vesting; Change in Control” under the “Other Executive Benefits and Programs” section of the Compensation Discussion and Analysis in this proxy statement.

AUDIT-RELATED MATTERS

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and internal control environment, including compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that each current member of the Audit Committee is “independent”, as required by applicable listing standards of the NYSE, NYSE Amex and the Sarbanes-Oxley Act of 2002 and applicable rules of the SEC.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee has met and held discussions with management and the Company’s internal auditors and independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T and the rules of the SEC.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company and has reviewed the written disclosures and letter from the independent registered public accounting firm pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE

Paul F. Manley, Co-Chairperson

Denise Dickins, Co-Chairperson

George P. Sape

Auditor Fees and Services

The table below summarizes the fees and expenses billed by our independent registered public accountants for the years ended December 31, 2009 and 2008. There were no other non-audit services, fees or expenses for the years ended December 31, 2009 and 2008, therefore, the column was excluded from the following table.

KPMG LLP

Year	Audit Fees	Audit- Related Fees	Tax Fees	Total
2009	$1,307,000	$400,000	$129,000	$1,836,000

GRANT THORNTON LLP

Year	Audit Fees	Audit- Related Fees	Tax Fees	Total
2009	$107,000	$19,000	—	$126,000
2008	$1,308,000	$81,000	$52,000	$1,441,000

Audit fees for 2009 and 2008 were for professional services rendered for (i) the audits of our consolidated financial statements and of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and (ii) the reviews of interim financial statements included in our Forms 10-Q.

Audit-related fees represent professional services related to due diligence procedures performed in connection with acquisition-related activities in 2009 and 2008.

Tax fees for 2009 relate to tax compliance and tax planning services. Tax fees for 2008 represent fees and expenses for professional services related to final tax returns in connection with a 2007 acquisition.

The Audit Committee has considered the compatibility of the provision of services covered by the two preceding paragraphs with the maintenance of the principal accountant’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees and expenses charged for their services.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. During 2009, the Audit Committee solicited proposals from several major accounting firms and conducted an extensive evaluation process in connection with the selection of the independent auditor for the Company. Following this process, on June 23, 2009, the Audit Committee dismissed Grant Thornton LLP as its independent auditor and appointed KPMG, LLP as the Company’s independent auditor beginning with the interim period ended on June 30, 2009.

Grant Thornton’s audit reports on the Company’s consolidated financial statements for the fiscal year ended December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal year ended December 31, 2008 and the subsequent interim period from January 1, 2009 through June 23, 2009, (i) there were no disagreements between the Company and Grant Thornton LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. During the fiscal year ended December 31, 2008 and the subsequent interim period from January 1, 2009 through June 23, 2009, neither the Company nor anyone acting on behalf of the Company consulted KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Our independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month period, KPMG LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

Audit Services consist of services rendered by an independent registered public accounting firm for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and our internal control over financial reporting, reviews of the interim financial statements included in Forms 10-Q and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent registered public accounting firm for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

A representative from KPMG LLP is expected to attend the 2010 annual meeting of shareholders and will have the opportunity to make a statement and answer questions. We do not expect that a representative from Grant Thornton LLP will attend the meeting.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy statement will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

BARRY S. LOGAN

Senior Vice President and Secretary

April 30, 2010

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

PROXY FOR COMMON STOCK

2010 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, the proxy and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common stock, par value $.50, of WATSCO, INC., a Florida corporation (the “Company”). The undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders of the Company to be held at the University Club, 1 West 54th Street, New York, NY 10019 on Friday, June 4, 2010, at 9:30 a.m. local time, and at any and all adjournments thereof, on the following matters:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	FOR ☐ WITHHOLD VOTE ☐ To elect Robert L. Berner III as a Common stock director until the annual meeting of shareholders in 2013, or until his successor is duly elected and qualified.

(2)	In their discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2009 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 30, 2010.

Date:	, 2010

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

PROXY FOR CLASS B COMMON STOCK

2010 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, the proxy and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Class B common stock, par value $.50, of WATSCO, INC., a Florida corporation (the “Company”). The undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders of the Company to be held at the University Club, 1 West 54th Street, New York, NY 10019 on Friday, June 4, 2010, at 9:30 a.m. local time, and at any and all adjournments thereof, on the following matters:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	FOR ☐ WITHHOLD VOTE ☐ To elect Bob L. Moss and George P. Sape as Class B common stock directors until the annual meeting of shareholders in 2013, or until their successors are duly elected and qualified, except vote withheld from the following nominee (if any).

(2)	In their discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2009 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 30, 2010.

Date:	, 2010

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.